Exhibit 10.42

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 28, 2005 between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and Dr. Michael A. Stocker (“Executive”).

W I T N E S S E T H

WHEREAS, Executive currently serves as the Chief Executive Officer of WellChoice, Inc., a Delaware corporation (“WellChoice”);

WHEREAS, WellPoint, WellChoice, and WellPoint Holding Corp., a Delaware corporation and a direct wholly owned subsidiary of WellPoint (“Merger Sub”) have entered into an Agreement and Plan of Merger dated as of September 27, 2005 (the “Merger Agreement”) pursuant to which WellChoice will be merged with and into Merger Sub (“Merger”);

WHEREAS, WellPoint and Executive entered into a Memorandum of Understanding dated September 27, 2005 (the “MOU”), pursuant to which WellPoint and Executive agreed before the closing of the Merger to sign a definitive document incorporating the terms of the MOU; and

WHEREAS, the Company desires to retain the services and employment of Executive on behalf of the Company following the “Effective Time,” as such term is defined in the Merger Agreement, and Executive desires to continue his employment with the Company following the Effective Time, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall serve as an Executive Vice President of WellPoint and President and Chief Executive Officer of WellPoint’s East Region. In this capacity, Executive shall have such duties, authorities and responsibilities as the Company shall designate that are commensurate with Executive’s position.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company he shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company.

2. EMPLOYMENT PERIOD.    Subject to the termination provisions hereinafter provided, the “Employment Period” under this Agreement shall commence at the Effective Time and end on May 1, 2007 (the “Expiration Date”). Expiration of this Agreement shall not be construed to terminate the employment of Executive. If the employment of Executive does not terminate on or before the Expiration Date in accordance with this Agreement, Executive shall (a) continue to be an employee at will of the Company after the Expiration Date unless such employment is otherwise terminated by the Company or Executive but (b) will not, during such period, unless otherwise agreed by WellPoint and Executive, be entitled to any bonus described in Section 4, long-term incentive bonus opportunity described in Section 5 or benefits or protections described in Sections 6, 10 and 11.

3. BASE SALARY.    The Company agrees to pay Executive a base salary at an annual rate of $650,000, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review for increase (but not decrease) by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS.    For each full and partial calendar year during the Employment Period, the Company will provide Executive with an annual incentive bonus opportunity, with entitlement to such bonus dependent upon the achievement of performance goals annually determined by the Company. The target bonus opportunity will be 80% of Executive’s Base Salary and the maximum bonus opportunity will be 240% of Executive’s Base Salary. For calendar year 2005, the Company will pay Executive his annual incentive bonus in accordance with the existing targets and percentages that have previously been established for Executive by WellChoice without any material modification thereto, such payment to be made no later than the time that similar annual incentive bonus payments have customarily been made to Executive by WellChoice (i.e., by March 15, 2006).

5. LONG TERM INCENTIVE PLAN.    The Company will provide Executive with a long-term incentive bonus opportunity, with respect to each of the 2003-2005 and 2004-2006 performance cycles, that is no less favorable than that provided to Executive immediately prior to the Effective Time, based on the same terms (except as provided below) as the long-term incentive plan in effect for Executive immediately prior to the Effective Time. Notwithstanding the foregoing, (a) there will be no material modifications to the performance goals applicable to the 2003-2005 performance cycle, (b) the Company may modify the performance goals applicable to the 2004-2006 performance cycle to be consistent with the integration of WellChoice as a subsidiary of the Company, and (c) the transactions contemplated by the Merger Agreement will not be deemed a “change in control” for purposes of the long-term incentive plan for any performance cycles thereunder and Executive will not be entitled to any payment (including any pro-rata payment) as a result thereof. The outstanding 2005-2007 performance cycle under the long-term incentive plan in effect for Executive immediately prior to the Effective Time will terminate at the Effective Time and Executive will not be entitled to any payment (including any pro-rata payment) with respect thereto.

6. BENEFITS/EXPENSES.    During the Employment Period, Executive will continue to participate in WellChoice’s (or be entitled to participate in the Company’s) medical, dental, hospitalization and life insurance plans and other employee benefit plans at a level that is, in the aggregate, no less favorable than the lesser of (a) that provided to Executive at the Effective Time and (b) that provided to the Company’s similarly situated employees. Executive will be entitled to reimbursement of business expenses in accordance with the Company’s expense reimbursement policy. In this regard, Executive may charter a private airplane in lieu of the method of travel permitted by the Company’s standard business travel policy; provided that such travel is in compliance with the Company’s travel policy relating to the use of private airplanes with respect to safety issues and/or to protect the interests of the Company, and provided, further, that the Company will only reimburse Executive for the amount of Executive’s actual business travel expenditures up to the amount that would have been incurred had Executive traveled using the method of travel permitted by the Company’s standard business travel policy. During the Employment Period, Executive will be entitled to reimbursement of personal expenditures, up to a maximum of $15,000 per year, for advice and/or services relating to financial planning and/or tax planning. During the Employment Period, Executive will also be entitled to participate in the Company’s executive perquisite benefit program, pursuant to which he will be entitled to receive a monthly cash benefit of $2,500. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

7. SPECIAL PAYMENT.    In consideration of Executive’s promises contained in Section 12, within ten (10) business days following the date that is six (6) months following the Effective Time, the Company will make a one-time lump-sum cash payment to Executive of $5,580,075 (the “Special Payment”), provided that in no event will such payment be made sooner than the expiration of any revocation period relating to a release described below or sooner than allowable under applicable law. As a condition to receiving the Special Payment, Executive will be required to execute and deliver to the Company a general release in the form attached hereto as Exhibit A.

8. RESTRICTED STOCK.    At the Effective Time, the Company will grant Executive a total of 30,000 shares of the common stock of WellPoint which will be non-transferable and forfeitable on the terms set forth below (the “Restricted Stock”). The restrictions on the Restricted Stock will lapse on the Expiration Date. Notwithstanding the foregoing, the portion of the Restricted Stock to which the restrictions have not so lapsed will be immediately forfeited upon termination of Executive’s employment for any reason; provided, however, that: (a) in the event that Executive’s employment is involuntarily terminated by the Company without Cause (as defined below), or voluntarily terminated by Executive for Good Reason (as defined below), the restrictions with respect to the Restricted Stock will lapse; and (b) in the event that Executive’s employment is terminated due to his death or Disability (as defined below), the restrictions will lapse with respect to a number of shares of Restricted Stock equal to: 30,000 times a fraction, the numerator of which is the number of days Executive was employed by the Company during the period commencing with the Effective Time and ending on the date of Executive’s death or Disability, and the denominator of which is the number of days in the period commencing with the Effective Time and ending on the Expiration Date.

9. COMPANY OPTIONS/ STOCK.    In accordance with the terms of the Merger Agreement, all restrictions will lapse on Company Restricted Stock Awards (as defined in the Merger Agreement) held by Executive as of the Effective Time. Notwithstanding any language set forth in the Merger Agreement to the contrary, each option for shares of common stock of

WellChoice held by Executive immediately prior to the Effective Time will (a) be converted into an option for shares of the Company in accordance with the terms of the Merger Agreement and (b) will vest and become non-forfeitable at the Effective Time, but (c) become exercisable in accordance with the original terms of such option as set forth in the applicable option agreement (without regard to any Change in Control provisions therein). For the avoidance of doubt, Executive may, at any time on or after the Effective Time, exercise any vested, non-forfeitable Company options he may hold and/or sell any non-forfeitable shares of Company stock he may hold (including Company stock issued in respect of Executive’s Company Restricted Stock Awards), subject only to: (i) the limitations set forth in the immediately preceding sentence and/or under the “Restricted Stock” section of this Agreement above; (ii) any “window-period” restrictions that the Company applies to other similarly-situated executives of the Company; (iii) any restrictions contained in the underlying stock option or restricted stock award agreement; and/or (iv) any restrictions imposed under applicable law.

10. TERMINATION.    Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY.    Subject to applicable law, upon ten (10) days’ prior written notice by the Company to Executive of termination due to Disability. Whether or not Executive has a “Disability” will be determined on the same basis as determined under any long-term disability plan in which Executive is eligible to participate at the time of such determination. In the absence of any such long-term disability plan, any question as to the existence of Executive’s Disability will be governed by a qualified independent physician selected by the Company and approved by Executive, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to Executive will be final and conclusive.

(b) DEATH.    Automatically on the date of death of Executive.

(c) CAUSE.    The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful breach of a material duty or other material willful misconduct in the course of his employment which, if curable, is not cured by Executive within ten (10) business days following written notice thereof from the Board of Directors of the WellPoint (the “Board”);

(ii) Executive’s commission of a felony or a crime involving moral turpitude (other than a petty misdemeanor); or

(iii) Executive’s habitual neglect of Executive’s employment duties provided Executive was provided prompt written notice of such neglect by the Board and a reasonable opportunity to cure such neglect.

No act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in and not opposed to the interests of the Company. Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause unless and until there will have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to Executive and a reasonable opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the reasonable, good faith opinion of the Board Executive was guilty of conduct set forth above and specifying the particulars thereof in detail.

(d) WITHOUT CAUSE.    Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

(e) GOOD REASON.    Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” will mean the occurrence, without Executive’s express written consent, of any of the following circumstances, unless such circumstances are fully corrected within thirty (30) days following Executive’s written notification of such circumstances to the Company:

(i) the assignment to Executive of any duties that are not commensurate or consistent with Executive’s status as Executive Vice President of WellPoint and President and Chief Executive Officer of WellPoint’s East Region, Executive’s removal from such position, or a substantial diminution in the nature or status of Executive’s responsibilities from those in effect immediately following the Effective Time;

(ii) a reduction in Executive’s annual base salary as in effect immediately following the Effective Time or as the same may be increased from time to time;

(iii) the failure by the Company to continue in effect any bonus or incentive compensation plan in which Executive participates pursuant to this Agreement, unless an equitable substitute or alternate compensation arrangement (embodied in a substitute or alternate plan) has been provided for Executive; or

(iv) the relocation of the office in which Executive is based to a location more than thirty-five (35) miles from the office in which Executive is based immediately following the Effective Time, unless such relocation does not increase Executive’s commute by more than twenty (20) miles.

(f) WITHOUT GOOD REASON.    Upon written notice by Executive to the Company of a termination of his employment without Good Reason.

11. CONSEQUENCES OF TERMINATION.    Upon the involuntary termination of Executive’s employment by the Company other than for Cause and not due to Executive’s death or Disability, or upon Executive’s resignation for Good Reason, the Company will continue Executive’s participation, as if Executive were still an employee, in the medical, dental, and hospitalization plans, programs and/or arrangements of the Company on the same terms and conditions as other similarly situated employees under such plans, programs and/or arrangements until the earlier of (a) the end of the twenty-four (24) month period following the date of the termination of Executive’s employment or (b) the date, or dates Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis). In addition, if Executive is eligible for retiree medical benefits under WellChoice’s retiree medical benefit plan at the time he retires from the Company, Executive will be eligible to receive retiree medical benefits in accordance with the terms of WellChoice’s retiree medical benefit plan in effect from time to time; provided, however, that in no event will the benefits that Executive would otherwise be entitled to receive thereunder: (i) be less than those provided to the Company’s eligible retirees, provided that Executive has satisfied the eligibility requirements to receive retiree medical benefits in accordance with the terms of WellChoice’s or the Company’s retiree medical plan, or (ii) be eliminated.

12. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, improvements, modifications, inventions, processes, research, know-how, compositions, computer programs, formulae, algorithms, databases, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing, any information protected under the Indiana Uniform Trade Secrets Act (the “Act”), and any information entitled to comparable protection by any other applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for himself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all tangible media embodying Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS.

(i) Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of WellPoint or his or her designee full details of any improvement, invention, research, development, algorithm, article, composition, concept, device, idea, know-how, method, modification, process, program, system, technique, discovery, design, code, model, suggestion or innovation, or other work of authorship (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create, conceive or reduce to practice in the course of Executive’s employment or within one (1) year thereafter. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all right, title, and interest in and to such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities or Confidential Information, except for those Inventions that either:

(1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2) result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(ii) Executive shall cooperate fully at all times during and subsequent to Executive’s employment to effect any assignment pursuant to this Section, including by (i) signing such further documents as the Company may request and (ii) performing any other necessary actions reasonably requested by the Company to confirm transfer and assignment and/or enforce the Company’s rights therein.

(c) NON-COMPETITION.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for a period of twelve (12) months commencing upon Executive’s termination of employment for any reason (whether voluntary or involuntary), Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (a) in which Executive has executive level duties for such Competitor or (b) in which Executive will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

(iii) Restricted Activity means any activity for which Executive had executive responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company), engaged in management of network-based managed care plans and programs, or the performance of managed care services, long term care insurance, dental, life or disability life insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other product or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) NON-SOLICITATION OF CUSTOMERS.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for a period of twelve (12) months commencing upon Executive’s termination of employment for any reason (whether voluntary or involuntary), Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 12(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for a period of twelve (12) months commencing upon Executive’s termination of employment for any reason (whether voluntary or involuntary), Executive will not, either individually or as a employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) EQUITABLE RELIEF AND OTHER REMEDIES—CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 12 and 13 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 12(b) - (e) hereof Executive agrees that the period of violation shall be added to the period in which Executive’s activities are restricted.

(iii) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law.

13. COOPERATION.    Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and for two years after the termination of Executive’s employment for any reason, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of Executive’s employment with the Company (or any predecessor); provided, that with respect to periods after the termination of Executive’s employment, the Company shall reimburse Executive for any out-of-pocket expenses incurred in providing such assistance and if Executive is required to provide more than ten (10) hours of assistance per week after his termination of employment then the Company shall pay Executive a reasonable amount of money for his services at a rate agreed to between the Company and Executive; and provided further that after Executive’s termination of employment with the Company such assistance shall not unreasonably interfere with Executive’s business or personal obligations. Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.

14. LEGAL FEES.

(a) The Company shall reimburse Executive for reasonable attorney’s fees (based on his attorney’s standard hourly rates) Executive incurs in connection with the negotiation, preparation and/or execution of this Agreement up to $20,000, subject to the review by the Company of a statement from such attorney including rates and hours.

(b) The Company shall also pay Executive all legal fees and expenses reasonably incurred by Executive in contesting or disputing the nature of any termination of Executive’s employment for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided that the Company shall not be obligated to pay any amount under this Section 14(b) to the extent a court or a mutually agreed upon arbitrator determines that Executive’s claim, contest, dispute or enforcement of this Agreement is frivolous.

15. PARACHUTE TAX GROSS-UPS.

(a) In the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement (the “Contract Payments”) or in connection with or contingent upon a Change in Control of WellPoint pursuant to any other agreement, plan or arrangement with the Company (“Other Payments” and, together with the Contract Payments, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay Executive an additional amount (the “Gross-Up

Payment”) such that the net amount of Payments retained by Executive shall be equal to the amount Executive would have retained if none of such Payments were subject to the Excise Tax. In particular, the Company will timely pay to Executive an amount equal to the Excise Tax on the Payments, any interest, penalties or additions to tax payable by Executive by reason of Executive’s filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”), and any federal, state and local income tax and Excise Tax upon the payments by the Company to Executive provided for by this Section 15. Notwithstanding the foregoing provisions of this Section 15, in the event the amount of Payments exceeds the product (“Parachute Payment Limit”) of 2.99 and Executive’s applicable “base amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of Executive’s annual base salary, Executive shall be treated as having waived such rights with respect to Payments designated by Executive to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

(b) For purposes of this Agreement, a Change in Control shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as determined for purposes of Regulation 13D-G under the Exchange Act as currently in effect), directly or indirectly, of securities of WellPoint representing 25% or more of the combined voting power of WellPoint’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (iii) WellPoint effects a merger or consolidation with any other corporation, other than a merger or consolidation (x) which does not result in any person becoming the beneficial owner, directly or indirectly, of securities of WellPoint or the surviving entity representing 25% or more of the combined voting power of WellPoint’s (or such surviving entity’s) then outstanding securities and (y) in which a majority of the Board of Directors of WellPoint or such surviving entity immediately after such merger or consolidation is comprised of directors of WellPoint immediately prior to such merger or consolidation; or (D) WellPoint sells or disposes of all or substantially all of WellPoint’s assets.

16. NOTIFICATION OF EXISTENCE OF AGREEMENT.    Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 12 and 13 of this Agreement.

17. NOTIFICATION OF SUBSEQUENT EMPLOYMENT.    Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained during the period in which Executive’s post termination obligations set forth in Section 12(b) - (e) apply.

18. NOTICE.    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

(a) If to Executive,

Dr. Michael A. Stocker

1056 Fifth Avenue

#12

New York, NY 10028

with a copy to

Wayne N. Outten

Outten & Golden LLP

3 Park Avenue 29th Floor

New York, NY 10016

(b) if to the Company, to

WellPoint Inc.

120 Monument Circle

Indianapolis, IN 46204

Attention:    Randal L. Brown

 Senior Vice President, Human Resources

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

19. SECTION HEADINGS; INCONSISTENCY.    The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

20. SUCCESSORS AND ASSIGNS—BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

21. SEVERABILITY.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23. DISPUTE RESOLUTION.    Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the last date on which Executive’s employment terminates during the pendency of any dispute or controversy arising under or in connection with this Agreement.

24. GOVERNING LAW.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

25. MISCELLANEOUS.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations contained in Section 11, 12 and 13 of this Agreement shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

26. OTHER EMPLOYMENT ARRANGEMENTS.    This Agreement together with all exhibits hereto constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and, as of the Effective Time, supersedes all prior agreements and undertakings, both written and oral, including, but not limited to, the MOU. The existing Change in Control Retention Agreement between Executive and WellChoice will be cancelled immediately prior to the Effective Time in consideration for entering into this Agreement. Notwithstanding the foregoing, in the event of the termination of the Merger Agreement prior to the Effective Time, this Agreement will terminate upon such termination of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:	/s/ LARRY C. GLASSCOCK
Name: Its:	Larry C. Glasscock Chief Executive Officer

Date:	12/28/2005

EXECUTIVE

/s/ MICHAEL A. STOCKER, M.D.

Date:	12/28/2005

Exhibit A

                    , 200

[Name]

[Address]

[Address]

Re:    Agreement and General Release

Dear                                     :

This letter is provided in connection with your employment with WellPoint, Inc. (“WellPoint”) regarding your eligibility for a Change in Control Payment, as defined in your employment agreement, dated                     , 2005.

Provided that you agree to the terms contained in this Agreement and General Release, indicate your agreement by signing and returning this Agreement and General Release and do not revoke your agreement as provided below, WellPoint is prepared to provide you with the Change in Control Payment.

In consideration for WellPoint’s payment of the Change in Control Payment to which you are not otherwise entitled, you hereby agree to release WellPoint and any and all of WellPoint’s predecessors (including but not limited to WellChoice, Inc.), successors, assigns, parents, subsidiaries, affiliates and related entities (collectively, “WellPoint Entities”) and the present and former officers, directors, employees and agents of WellPoint and any and all of WellPoint’s predecessors, successors, assigns, parents, subsidiaries, affiliates and related entities (collectively, “WellPoint Officials”), individually and in their official capacities, of and from all causes of action, claims, damages, judgments and agreements of any kind including, but not limited to, all matters arising out of your employment with WellPoint and any and all WellPoint Entities. This release includes, but is not limited to, any and all alleged claims based on the following in each case as amended: the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the New York State and New York City Human Rights Laws, the New York Labor Law, and the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), and any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation, ordinance or rule having any bearing whatsoever on the terms and conditions of your employment and the cessation thereof.

Notwithstanding the foregoing, the above general release does not release any claims to (i) payments and benefits to which you may be entitled pursuant to the Memorandum of Understanding, dated September 26, 2005, and the Employment Agreement, dated                     , 200    , (ii) any benefits to which you are vested in connection with your employment with WellPoint, (iii) indemnification pursuant to the by-laws of WellPoint, and (iv) coverage under WellPoint’s Directors’ and Officers’ insurance policies.

By signing this Agreement and General Release, you are providing a complete waiver of all claims that may have arisen, whether known or unknown, up until the time that this Agreement and General Release is executed. If you breach this Agreement and General Release, WellPoint will seek restitution and/or offset of any payments or benefits provided to the extent permitted by law.

Since your execution of this Agreement and General Release releases WellPoint, any WellPoint Entities and any WellPoint Officials from all claims you may have, you should review this carefully before signing it. You can take at least twenty-one (21) days from your receipt of this Agreement and General Release to consider its meaning and effect and to determine whether you wish to enter into it. You are advised to consult with anyone of your choosing, including an attorney, prior to executing this Agreement and General Release.

Once you have signed this Agreement and General Release, you may choose to revoke your execution within seven (7) days. Any revocation of this Agreement and General Release must be in writing and personally delivered to                     , WellPoint, Inc.,                     ,                     ,                     , or if mailed, postmarked within seven (7) days of the date upon which it was signed by you.

TO RECEIVE THE CHANGE IN CONTROL PAYMENT, YOU MUST SIGN AND RETURN THE AGREEMENT AND GENERAL RELEASE NO LATER THAN                     , 200    , AND DELIVER THE ATTACHED LETTER INDICATING THAT YOU DO NOT WISH TO REVOKE YOUR AGREEMENT NO EARLIER THAN SEVEN (7) DAYS AFTER THE DATE YOU SIGN THIS AGREEMENT AND GENERAL RELEASE. This Agreement and General Release should be returned to                     , WellPoint, Inc.,                     ,                     ,                     . WellPoint will not make any payment pursuant to this Agreement and General Release until after the seven (7) day period expires and WellPoint receives the attached letter indicating that you have not revoked your agreement.

This Agreement and General Release contains the entire understanding of the parties relating to the subject matter hereof. You acknowledge that no representations, oral or written, have been made other than those expressly set forth herein, and that you have not relied on any other representations in executing this Agreement and General Release. This Agreement and General Release may be modified only in a document signed by the parties and referring specifically hereto.

Sincerely yours,

WellPoint, Inc.

[Name]

[Title]

ACKNOWLEDGMENT

I AGREE TO THE TERMS AND CONDITIONS SPECIFIED IN THIS AGREEMENT AND GENERAL RELEASE, AND I INTEND TO RELEASE ALL CLAIMS THAT I MAY HAVE AGAINST WELLPOINT, ANY WELLPOINT ENTITIES AND ANY WELLPOINT OFFICIALS. I UNDERSTAND THAT THIS AGREEMENT AND GENERAL RELEASE CREATES A TOTAL AND UNLIMITED RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, THAT I MAY HAVE EXISTING AS OF THIS DATE AGAINST WELLPOINT, ANY WELLPOINT ENTITIES AND ANY WELLPOINT OFFICIALS.

I HAVE HAD AMPLE TIME TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND TO CONSIDER MY GENERAL RELEASE OF ALL CLAIMS AS SET FORTH IN THIS AGREEMENT AND GENERAL RELEASE. I AM SIGNING THIS AGREEMENT AND GENERAL RELEASE KNOWINGLY, VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS TERMS AND EFFECTS. I UNDERSTAND THAT I CAN TAKE AT LEAST TWENTY-ONE (21) DAYS FROM RECEIPT OF THIS AGREEMENT AND GENERAL RELEASE TO DETERMINE WHETHER I WISH TO SIGN IT, THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING IT, AND THAT I HAVE SEVEN (7) DAYS FROM THE DATE I SIGN THIS AGREEMENT AND GENERAL RELEASE TO REVOKE IT.

I ACKNOWLEDGE THAT I HAVE NOT RELIED ON ANY REPRESENTATIONS OR STATEMENTS NOT SET FORTH HEREIN. I WILL NOT DISCLOSE THIS AGREEMENT AND GENERAL RELEASE TO ANYONE EXCEPT TO MY IMMEDIATE FAMILY AND ANY TAX, LEGAL OR OTHER COUNSEL THAT I HAVE CONSULTED REGARDING THE MEANING OR EFFECT OF THIS AGREEMENT AND GENERAL RELEASE, EXCEPT AS OTHERWISE REQUIRED BY LAW.

In witness hereof, I have executed this Agreement and General Release this      day of                     , 200    .

[Name]

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF	)

On this      day of                     , 200    , before me, a Notary Public of the State of New York, personally appeared                     , to me known and known to me to be the person described and who executed the foregoing agreement and general release and did then and there acknowledge to me that s/he voluntarily executed the same.

Notary Public

YOU MUST RETURN THE ENTIRE AGREEMENT AND GENERAL RELEASE

(INCLUDING THIS ACKNOWLEDGMENT PAGE).

                    , 200

[Name]

[Title]

WellPoint, Inc.

[Address]

[Address]

Re:    Agreement and General Release

Dear                             :

On                     , 200    , I executed an Agreement and General Release between WellPoint, Inc. and me. I was advised in writing to consult with an attorney of my choosing prior to signing the Agreement and General Release.

At least seven (7) days have elapsed since I executed the above-mentioned Agreement and General Release, and I have not revoked my acceptance or execution thereof. I hereby request that WellPoint, Inc. provide me with the Change in Control Payment described in that Agreement and General Release.

Very truly yours,